FLORIDA READY TO ISSUE
                            OFFSHORE DRILLING PERMIT
                          TO COASTAL PETROLEUM COMPANY



     APALACHICOLA, Fla., Aug. 16. 1996 --Coastal Petroleum Company said it has been notified by the Florida Department of Environmental Protection (DEP) that the agency has prepared and is ready to issue an offshore drilling permit to Coastal, subject to publication of the DEP's Notice of Intent. When issued, the one-year, renewable permit would allow coastal to drill an exploration well approx. eight miles southeast of the Bob Sikes Cut on St. George Island, or about 17 miles southeast of Apalachicola,. the company said. Coastal Petroleum Company is a majority-held subsidiary of Coastal Caribbean oils & Minerals. Ltd. [Boston: CCO-B; CCO-BN]

                                      -RMB-



                   Contact: Phillip W. Ware, at (904) 653-2732